Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated November 30, 2020, relating to the balance sheet of Mudrick Capital Acquisition Corporation II as of August 3, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 30, 2020 (inception) through August 3, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-249402.

/s/ WithumSmith+Brown, PC

New York, New York
December 7, 2020